Exhibit 99.1

6711 Columbia Gateway Drive, Suite 300
Columbia, Maryland 21046
Telephone 443-285-5400
Facsimile 443-285-7650 www.copt.com NYSE: OFC

NEWS RELEASE

IR Contacts:
FOR IMMEDIATE RELEASE	Stephanie Krewson	Michelle Layne
	443-285-5453	443-285-5452
	stephanie.krewson@copt.com	michelle.layne@copt.com

COPT PRICES $350 MILLION OF SENIOR UNSECURED NOTES

COLUMBIA, MD May 1, 2013 - Corporate Office Properties Trust (COPT or the Company) (NYSE: OFC) announced that its operating partnership, Corporate Office Properties, L.P. (the “Operating Partnership”), has priced an offering of $350 million aggregate principal amount of 3.60% senior unsecured notes due May 15, 2023 (the “Notes”) at a price equal to 99.816% of the principal amount.  The Notes will be senior unsecured obligations of the operating partnership and will be fully and unconditionally guaranteed by COPT.

The Operating Partnership intends to use the net proceeds from the offering of the Notes to repay borrowings under its senior unsecured revolving credit facility and for general corporate purposes, including potential repayment of certain unsecured term loans.  The sale of the Notes is expected to close on May 6, 2013, subject to customary conditions.

The Notes and related guarantee are being offered and sold in the United States only to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons outside the United States under Regulation S under the Securities Act. The Notes and related guarantee have not been registered under the Securities Act or the securities laws of any other place and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or related guarantee nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135c of the Securities Act.

Company Information

COPT is an office REIT that focuses primarily on serving the specialized requirements of U.S. Government agencies and defense contractors, most of whom are engaged in defense information technology and national security-related activities.  The Company generally acquires, develops, manages and leases office and data center properties concentrated in large office parks primarily located near knowledge-based government demand drivers and/or in targeted markets or submarkets in the Greater Washington, DC/Baltimore region. As of March 31, 2013, the Company’s consolidated portfolio consisted of 210 office properties totaling 19.1 million rentable square feet. COPT is an S&P MidCap 400 company.

Forward-Looking Information

This press release may contain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on the Company’s current expectations, estimates and projections about future events and financial trends affecting the Company.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “believe,” “anticipate,” “expect,” “estimate,” “plan” or other comparable terminology.  Forward-looking statements are inherently subject to risks and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate.  Accordingly, the Company can give no assurance that these expectations, estimates and projections will be achieved.  Future events and actual results may differ materially from those discussed in the forward-looking statements.

Important factors that may affect these expectations, estimates, and projections include, but are not limited to:

•                  general economic and business conditions, which will, among other things, affect office property and data center demand and rents, tenant creditworthiness, interest rates, financing availability and property values;

•                  adverse changes in the real estate markets including, among other things, increased competition with other companies;

•                  governmental actions and initiatives, including risks associated with the impact of a government shutdown or budgetary reductions or impasses, such as a reduction in rental revenues,  non-renewal of leases, and/or a curtailment of demand for additional space by  the Company’s strategic customers;

•                 the Company’s ability to borrow on  favorable terms;

•                  risks of real estate acquisition and development activities, including, among other things, risks that development projects may not be completed on schedule, that tenants may not take occupancy or pay rent or that development or operating costs may be greater than anticipated;

•                  the Company’s ability to sell properties included in its Strategic Reallocation Plan;

•                  risks of investing through joint venture structures, including risks that the Company’s joint venture partners may not fulfill their financial obligations as investors or may take actions that are inconsistent with the Company’s objectives;

•                  changes in the Company’s plans for properties or views of market economic conditions or failure to obtain development rights, either of which  could result in recognition of significant impairment losses;

•                  the Company’s ability to satisfy and operate effectively under Federal income tax rules relating to real estate investment trusts and partnerships;

•                  the Company’s ability to achieve projected results;

•                  the dilutive effects of issuing additional common shares; and

•                  environmental requirements.

The Company undertakes no obligation to update or supplement any forward-looking statements. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, particularly the section entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.